Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2009, with respect to the consolidated financial statements and internal control over financial reporting of P.A.M. Transportation Services, Inc. and subsidiaries appearing in the Annual Report of P.A.M. Transportation Services, Inc. on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
December 4, 2009